Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 7, 2016, with respect to the consolidated financial statements of Corvisa LLC for the years ended December 31, 2015 and 2014 included in the Current Report of ShoreTel, Inc. on Form 8-K/A filed on November 16, 2016.  We consent to the incorporation by reference of said reports in the Registration Statements of ShoreTel, Inc. on Form S-8 (File Nos. 333-209507, 333-208783, 333-202108, 333-193812, 333-186547, 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, 333-144338).

/s/ Grant Thornton LLP

Kansas City, Missouri
November 16, 2016